Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

Mark Maring

Investor Relations

Tel: +1-585-598-6874

GateHouse Media Appoints Melinda A. Janik Senior Vice President and

Chief Financial Officer

FAIRPORT, N.Y., January 15, 2009—GateHouse Media, Inc. (OTC: GHSE) announced today the appointment of Melinda A. Janik as Senior Vice President and Chief Financial Officer. Ms. Janik is a financial executive and CPA with more than 25 years of experience in private industry and public accounting. Most recently Ms. Janik served as an officer and Vice President and Controller of Paychex, Inc. (NASDAQ: PAYX).

“We are excited to have Melinda join GateHouse Media as part of our senior management team,” said Michael Reed, Chief Executive Officer. “Her background and expertise in the area of finance and accounting will be a great asset to the company and I look forward to Melinda’s future contributions and leadership at GateHouse Media.” Reed went on to say, “Melinda’s appointment combined with Kirk Davis’ appointment to President and Chief Operating Officer last week, gives us a seasoned and solid management team to help lead the company through these challenging economic times.”

Prior to joining Paychex, Ms. Janik was Senior Vice President and Chief Financial Officer for Glimcher Realty Trust, and Vice President and Treasurer of NCR Corporation. Ms. Janik began her career with Price Waterhouse.

Mark Maring, currently interim Chief Financial Officer, will remain with the company as Treasurer and Vice President of Investor Relations and Strategic Development.

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by its 92 daily publications. GateHouse Media currently serves local audiences of more than 10 million per week across 21 states through hundreds of community publications and local websites. GateHouse Media is traded on the over-the-counter market under the symbol “GHSE”.

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Forward-Looking Statements

Certain statements in this press release may be forward looking in nature or “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward looking statements. A number of those risks, trends and uncertainties are discussed in the company’s SEC reports, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors. GateHouse Media is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.